Exhibit 99.1

ADMA Biologics Announces Record Preliminary Fourth Quarter and Full Year 2021 Revenues and Provides 2022 Business Update

Fourth Quarter 2021 Preliminary Unaudited Total Revenues of Approximately $26 Million, the Highest Quarterly Revenue for the Company Since Inception

Full Year 2021 Preliminary Unaudited Total Revenues of Approximately $81 Million, a 92% Increase Over Full Year 2020

Company Reiterates All Previously Provided Financial Targets

Ongoing Strategic Review & Debt Refinancing Activities

RAMSEY, N.J. and BOCA RATON, Fla., January 19, 2022 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced its preliminary unaudited fourth quarter and full year 2021 revenues. The Company also provided commercial updates for its immune globulin product portfolio as well as 2022 business updates.

Based on preliminary unaudited financial information, ADMA expects record fourth quarter 2021 revenues of approximately $26 million, compared to $14 million during the fourth quarter of 2020, reflecting an approximate 86% increase.  The preliminary results for the fourth quarter of 2021 represent the Company’s highest quarterly revenue since its inception.  For full year 2021, preliminary unaudited total revenues of approximately $81 million, compared to $42 million for the full year 2020, reflect a substantial increase of approximately 92% over full year 2020.

“Following the successful establishment of end-to-end control of its most critical manufacturing and supply chain functions, coupled with a substantial expansion of its production capacity, 2021 was a foundational year for ADMA, culminating in a year-exiting annualized revenue run rate in excess of $100 million,” said Adam Grossman, President and Chief Executive Officer of ADMA. “The Company’s commitment to building an industry-leading commercial organization is yielding positive results. Two years into the launch of its Immunoglobulin (IG) product portfolio, ADMA has established itself as a differentiated competitor capable of successfully penetrating and competing in, the US IG market. The aggressive expansion of its ADMA BioCenters plasma collection center network has allowed ADMA to grow its inventories, solidify uninterrupted plasma supply and expand its customer base. With broader industry plasma collection headwinds anticipated to persist in early 2022 due to COVID-19 and other factors, ADMA believes its strong plasma supply position will support the continued acquisition of new customers, as larger competitors are expected to allocate supply primarily to existing customer accounts.”

“We believe ADMA enters 2022 from a position of strength, and the Company looks forward to continued execution as it enters the next phase of its profit-oriented business cycle. This positioning would not have been possible without the dedication and focus of ADMA’s staff, leadership and advisors. We commend the entire team for their extraordinary efforts focused on improving healthcare for U.S. patients,” concluded Mr. Grossman.

2021 Achievements and 2022 Business Update:

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Completed Multi-Year Supply Chain Robustness and Remediation Processes. With multiple U.S. Food and Drug Administration (FDA) inspections conducted at ADMA’s Boca Raton, FL facility and certain of its BioCenters throughout 2021, the agency has published on its website that ADMA remains in Current Good Manufacturing Practice (cGMP) compliance across its manufacturing and plasma collection operations.  The Company’s current compliant standing is a direct result of the tireless efforts of its dedicated and focused leadership team with ongoing commercial operations as well as the multi-year remediation and expansion efforts by the organization since taking over the product assets and manufacturing facility in 2017.   During 2021, ADMA received FDA approvals for its 4,400L expanded intravenous immune globulin (IVIG) production scale as well as its in-house fill-finish and related operations production line using the VanRx SA25 Workcell aseptic filling machine (VanRx). In addition to the significant operating and cost efficiencies anticipated as a result of these approvals, ADMA’s in-house fill-finish capabilities position the Company as the only U.S.-domiciled fractionator of plasma-derived products with complete end-to-end control of its critical manufacturing functions. This milestone FDA approval will also enable ADMA to explore potential accretive revenue opportunities through providing contract manufacturing to third parties not currently contemplated in ADMA’s current financial guidance. The collective achievements in 2021 largely de-risk the asset’s regulatory profile and support the achievement of all previously established financial targets over the near and longer term.

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Continued ADMA BioCenters Expansion. ADMA currently has nine plasma collection facilities under its corporate umbrella at various stages of FDA approval and development, including six facilities that are currently operational and collecting plasma. The Company remains on track to have 10 or more plasma collection centers FDA-licensed by year-end 2023. The anticipated yield enhancement resulting from the recent Haemonetics Persona® implementation, in combination with the Company’s growing BioCenters network, has ADMA well-positioned to achieve source plasma self-sufficiency by year end 2023 and contribute to quarter-over-quarter revenue and plasma collections growth throughout 2022 and beyond. We believe these activities will help ensure continuity of commercial product supply to customers and patients in the growing U.S. IG market.

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Strengthened Cash Position. On October 25, 2021, ADMA completed an underwritten public offering, raising approximately $53.9 million, net of all underwriting discounts and expenses associated with the offering. ADMA continues to actively engage prospective debt lenders to potentially refinance and expand ADMA’s current debt facility.

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Limited Impact Anticipated from COVID-19. ADMA continues to successfully navigate headwinds presented by the COVID-19 pandemic, including limited impacts from the recent surge of the Omicron variant.  This is evidenced by preliminary total revenues of approximately $81 million generated for 2021, the second full calendar year of commercialization, and a significant build of inventory balances throughout the year, establishing what we believe to be a solid basis for continued quarter-over-quarter revenue growth. Based upon current market conditions, ADMA does not anticipate any material impact on its BioManufacturing or BioCenters business segments, nor does the Company anticipate any material regulatory delays resulting from the FDA’s recent suspension of U.S. manufacturing inspections.  As per the Code of Federal Regulations (CFR) guidelines, ADMA’s August 2021 FDA inspection of its Boca Raton, FL facility, during which the Company’s regulatory status was deemed to be Voluntary Action Indicated (VAI) on the FDA’s website, supports ADMA’s continued cGMP compliance without any routine FDA inspection requirements prior to the second half of 2023.

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Commercial Opportunities Remain Strong for ADMA’s Product Portfolio. ADMA is particularly encouraged with the recent physician adoption and utilization of its hyperimmune product portfolio, notably ASCENIV™. The Company’s medical education initiatives and commercial detailing are illuminating the product’s novel manufacturing methods and resulting differentiated profile, which the Company believes will continue to resonate with physicians, providers and patients.

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Ongoing Strategic Review & Debt Refinancing Activities. As previously disclosed, ADMA has engaged Morgan Stanley as an advisor to evaluate a variety of strategic and financing alternatives. The evaluation of these alternatives as well as the formal engagement with Morgan Stanley demonstrate ADMA’s management and Board of Directors’ unwavering commitment to creating value for its stockholders.  Further, ADMA continues to actively engage prospective debt lenders to potentially refinance and expand ADMA’s current debt facility. These concurrent processes are ongoing, and the Company will communicate developments as they unfold and as required by the Securities and Exchange Commission.

Fourth Quarter and Full Year 2021 Financial Results Conference Call

ADMA plans to host a conference call and webcast to discuss its fourth quarter and full year 2021 financial results during the first quarter of 2022 in conjunction with filing its Annual Report on Form 10-K, which is expected to be filed with the U.S. Securities and Exchange Commission in the first quarter of 2022.

The financial information included in this press release is preliminary, unaudited and subject to adjustment. It does not present all information necessary for an understanding of the Company’s fourth quarter and full year financial results for 2021.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end American commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the anticipated benefits and expected consequences of the rights plan that ADMA has adopted. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements also include, but are not limited to, statements about ADMA’s fourth quarter 2021 revenues or future results of operations; any impact on its business as a result of the FDA’s recent suspension of U.S. manufacturing inspections; the Company’s growing customer base as a result of its strong plasma supply position; the success of ASCENIV™, particularly with physicians, providers and patients; operating and cost efficiencies as a result of recent FDA approvals; accretive revenue opportunities following the FDA’s approval of the VanRx aseptic filling machine; the ability to obtain FDA approval of its plasma collection centers and the associated timing in connection therewith; the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as related underlying contributing factors and benefits thereof; plasma collection as an industry; the Company’s ongoing discussions with prospective debt lenders to refinance and expand the Company’s debt facility; and the filing timing of the Company’s Annual Report on Form 10-K. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Corporate Strategy and Business Development | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com